Exhibit 99.3
                     [Elliot, Davis & Company, L.L.P. Letterhead]
                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Carolina First Corporation
Greenville, South Carolina

We have audited the accompanying consolidated balance sheet of Carolina First Corporation and subsidiaries as of December 31, 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. This consolidated financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

In our opinion, the consolidated financial statement referred to above presents fairly, in all material respects, the financial position of Carolina First Corporation and subsidiaries as of December 31, 1994, and the results of their operations and their cash folows for the year then ended, in conformity with generally accepted accounting principles.

                                        /s/ Elliott, Davis & Company, L.L.P.

Elliot, Davis & Company, L.L.P.
Greenville, South Carolina
February 3, 1995]